REDEMPTION AND WARRANT PURCHASE AGREEMENT

                                  By and Among

                      ROLLER BEARING HOLDING COMPANY, INC.

          CERTAIN STOCKHOLDERS OF ROLLER BEARING HOLDING COMPANY, INC.

                                       and

                MICHAEL J. HARTNETT, AS PURCHASER REPRESENTATIVE

                                                                  May 20, 1997

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                               TABLE OF CONTENTS

                                                                            Page

1.    DEFINITIONS..........................................................  3
      1.1      Index of Defined Terms......................................  3
      1.2      General Defined Terms.......................................  4

2.    THE REDEMPTION AND PURCHASE..........................................  6
      2.1      Redemption..................................................  6
      2.2      Effects of the Primary Redemption...........................  6
      2.3      Additional Redemption and Purchase..........................  6
      2.4      The Closing.................................................  7
      2.5      Closing Deliveries..........................................  8
      2.6      Closing Deliveries - Holdings...............................  9

3.    CONSIDERATION........................................................ 10
      3.1      Redemption Consideration.................................... 10
      3.2      Purchase Consideration...................................... 10

4.    REPRESENTATIONS AND WARRANTIES OF THE REDEEMING
      STOCKHOLDERS AND THE SELLING WARRANTHOLDERS.......................... 11
      4.1      Litigation.................................................. 11
      4.2      Status and Authority........................................ 11
      4.3      Conflicts, Consents and Approvals........................... 12
      4.4      Shares and Warrants......................................... 13
      4.5      Brokers..................................................... 13
      4.6      Validity of Representations and Warranties.................. 14

5.    REPRESENTATIONS AND WARRANTIES OF HOLDINGS........................... 14
      5.1      Authorization............................................... 14
      5.2      Conflicts................................................... 15
      5.3      Consent of Government Authorities........................... 15
      5.4      Brokers..................................................... 16
      5.5      Financing Commitments....................................... 16
      5.6      Solvency; Surplus........................................... 16
      5.7      California Corporations Code Section 2115................... 18
      5.8      Capitalization.............................................. 18

6.    ADDITIONAL AGREEMENTS................................................ 18
      6.1      Conduct of the Business..................................... 18
      6.2      Actions of Redeeming Stockholders and Selling Warrantholders 21
      6.3      Meetings of Stockholders of Holdings and the Subsidiaries... 23
      6.4      Closing Authorizations...................................... 24


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      6.5      The Purchaser Representative; Authority to Act on Behalf of
               Holdings; Enforcement....................................... 24
      6.6      Cooperation................................................. 26
      6.7      1997 Financial Statements................................... 27
      6.8      Payment of Expenses......................................... 28
      6.9      Public Announcements........................................ 29
      6.10     Directors' and Officers' Insurance, Indemnification......... 29
      6.11     Reasonable Efforts; Consents................................ 32
      6.12     Notification of Certain Matters............................. 34
      6.13     No Solicitation............................................. 34
      6.14     Indemnification of Redeeming Stockholders and Selling
               Warrantholders.............................................. 35
      6.15     Draft of Solvency Opinion; Access; Supporting Materials..... 37

7.    CONDITIONS PRECEDENT................................................. 38
      7.1      Conditions Precedent to Obligations of Redeeming
               Stockholders and Selling Warrantholders..................... 38
      7.2      Conditions Precedent to Obligations of Holdings............. 40

8.    SURVIVAL; RECOURSE................................................... 42
      8.1      Survival.................................................... 42
      8.2      Recourse.................................................... 43

9.    TERMINATION; AMENDMENT; WAIVER....................................... 44
      9.1      Termination................................................. 44
      9.2      Effect of Termination....................................... 44
      9.3      Amendment and Waivers....................................... 44
      9.4      Extension; Waiver........................................... 45

10.   MISCELLANEOUS........................................................ 45
      10.1     Notices..................................................... 45
      10.2     Further Assurances.......................................... 47
      10.3     Entire Agreement............................................ 47
      10.4     Captions.................................................... 48
      10.5     No Third Party Beneficiary.................................. 48
      10.6     Remedies Cumulative......................................... 48
      10.7     Dispute Resolution.......................................... 48
      10.8     Governing Law............................................... 49
      10.9     Assignment.................................................. 49
      10.10    Expenses.................................................... 50
      10.11    Counterparts................................................ 50



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                   REDEMPTION AND WARRANT PURCHASE AGREEMENT

      This Redemption and Warrant Purchase Agreement dated as of this 20th day of May, 1997 (this "Agreement") by and among:

      ROLLER BEARING HOLDING COMPANY, INC., a Delaware corporation having a principal place of business at 60 Round Hill Road, Fairfield, CT 06430 ("Holdings");

      THOSE STOCKHOLDERS OF HOLDINGS WHO ARE LISTED ON SCHEDULE
      A ATTACHED HERETO (collectively, the "Primary Stockholders"); and

      MICHAEL J. HARTNETT AS THE REPRESENTATIVE OF THE NON-
      REDEEMING STOCKHOLDERS AND NON-SELLING WARRANTHOLDERS, an individual having a principal place of business at 60 Round Hill Road, CT 06430 (the "Purchaser Representative").

      WHEREAS, the authorized capital stock of Holdings is comprised of shares of the Class A Voting Common Stock, par value $.01 per share (the "Class A Common Stock"), Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock") Series A Redeemable Exchangeable Cumulative Preferred Stock (the "Series A Preferred Stock"), Series B Redeemable Exchangeable Cumulative Preferred Stock (the "Series B Preferred Stock") and Series C Convertible Redeemable Exchangeable Cumulative Preferred Stock (the "Series C Preferred Stock" and, together with the Class A Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock, the "Shares");

      WHEREAS, the issued and outstanding Shares are held by those Persons (the "Stockholders") and in those amounts, as set forth on Schedule B attached hereto;

      WHEREAS, Holdings has issued warrants (the "Warrants") to purchase Class A Common Stock and Class B Common Stock to those Persons (the "Warrantholders") and in those amounts set forth on Schedule C attached hereto;

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      WHEREAS, the Primary Stockholders are desirous of having Holdings redeem those shares of Class A Common Stock and Series A Preferred Stock set forth opposite such Primary Stockholders' names on Schedule A (collectively, the "Primary Redeemed Shares") and Holdings is desirous of redeeming all of the Primary Redeemed Shares;

      WHEREAS, Holdings is prepared to redeem Shares and purchase Warrants from those Stockholders ("Additional Stockholders") and Warrantholders ("Additional Warrantholders") set forth on Schedule D attached hereto;

      WHEREAS, the shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively the "Non-Redeemed Shares") held by those Stockholders (the "Non-Redeeming Stockholders") whose names are set forth on Schedule E shall not be redeemed by Holdings and shall remain outstanding with the same rights as exist on the date of this Agreement;

      WHEREAS, the Warrants (collectively the "Non-Purchased Warrants") held by those Warrantholders (the "Non-Selling Warrantholders") whose names are set forth on Schedule F shall not be purchased by Holdings and shall remain in full force and effect with the same rights and obligations as they exist on the date of this Agreement; and

      WHEREAS, the Purchaser Representative is a Non-Redeeming Stockholder and Non-Selling Warrantholder, and by reason of the Redemption and Purchase shall be the largest holder of Shares on a fully diluted basis.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties hereinafter set forth and other good and valuable

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consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    DEFINITIONS

      1.1 Index of Defined Terms. The following is an index of defined terms utilized in this Agreement:

Defined Term                                    Section           Page
------------                                    -------           ----
1997 Financial Statements                       6.7               27
Additional Share Redemption                     2.3               6
Additional Redeemed Stock                       2.3               6
Additional Stockholders                         Recitations       2
Additional Warrantholders                       Recitations       2
Affiliate                                       1.2               4
Agreement                                       Preface           1
Class A Common Stock                            Recitations       1
Class B Common Stock                            Recitations       1
Closing                                         2.4               7
Closing Date                                    2.4               7
Consideration                                   3.2               10
Control                                         1.2               4
CSFB                                            6.5(b)(iv)        25
Financing                                       5.5               16
Financing Assurances                            5.5               16
Government Authority                            1.2               5
Holdings                                        Preface           1
Holdings Related Agreements                     5.1(a)            14
Holdings' Release                               7.1(c)            38
Indemnified Parties                             6.10(b)           30
Joinder Agreement                               2.3               7
Knowledge                                       1.2               5
Liens                                           4.3(a)            13
Material                                        1.2               5
Non-Purchased Warrants                          Recitations       7
Non-Redeemed Shares                             Recitations       2
Non-Redeeming Stockholders                      Recitations       2


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Non-Selling Warrantholders                      Recitations       2
Person                                          1.2               5
Present Fair Salable Value                      5.6(a)            17
Primary Redeemed Shares                         Recitations       2
Primary Redemption                              2.1               2.1
Primary Stockholders                            Preface           1
Purchased Warrants                              2.3               7
Purchaser Representative                        Preface           1
Redeemed Shares                                 2.3               7
Redeeming Stockholders                          2.3               7
Redemption and Purchase                         2.3               7
Redemption Consideration                        3.1               10
Related Agreements                              4.2               12
Sellers' Releases                               7.2(b)            40
Series A Preferred Stock                        Recitations       1
Series B Preferred Stock                        Recitations       1
Series C Preferred Stock                        Recitations       1
Shares                                          Recitations       1
Shopping Activities                             6.13              34
Solvency                                        5.6               16
Stockholders                                    Recitations       1
Subject Transactions                            5.6(a)            17
Subsidiary                                      1.2               6
Third Party Transaction                         6.13              34
Valuation                                       7.1(b)            38
Warrant Purchase                                2.3               7
Warrant Purchase Consideration                  3.2               10
Warrantholders                                  Recitations       1
Warrants                                        Recitations       1

      1.2 General Defined Terms. As used herein, the following terms shall have the meaning indicated:

      "Affiliate" shall mean a Person controlled by, in control of, or under common control with, another Person. For purposes of this definition, "control" (including the correlative terms "controlled by", "in control of" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the

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direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

      "Government Authority" shall mean any foreign, federal, state or local court, arbitration tribunal, legislative body, administrative agency or commission, or other governmental or other regulatory authority, agency or department.

      "Knowledge," whether capitalized or not, when used to qualify a representation, warranty or covenant contained in this Agreement shall mean (i) that knowledge actually in the possession of the Person making the representation or warranty or bound by the covenant, or of such other Person as is referred to and (ii) that knowledge that could be obtained by any such Person following a reasonable inquiry into the facts underlying the representation, warranty or covenant. The Knowledge of a Person not a natural person shall be the Knowledge of such Person's executive officers.

      "Material," whether capitalized or not, when used to qualify a representation, warranty, or covenant contained in this Agreement shall mean, unless otherwise defined, that there is a reasonable probability, under all the circumstances and in view of the total mix of information available, that a reasonable Person in the position of the party relying thereon would attach importance in deciding whether to enter into and consummate this Agreement in accordance with the specific terms contained herein.

      "Person" shall mean any natural person, corporation, organization, partnership, association, joint-stock company, limited liability company, joint venture, trust or other entity or government, or any agency or political subdivision of any government.

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      "Subsidiary" shall mean any entity in which Holdings or a subsidiary of
Holdings, directly or indirectly, owns more than fifty percent (50%) of the outstanding voting equity securities or ownership interests.

2.    THE REDEMPTION AND PURCHASE

      2.1 Redemption. Subject to the terms and conditions contained herein, on the Closing Date, Holdings shall redeem, and the Primary Stockholders shall deliver to Holdings in consideration for the Redemption Consideration, the Primary Redeemed Shares (the "Primary Redemption").

      2.2 Effects of the Primary Redemption. On the Closing Date, by reason of the Primary Redemption, and with no further action on the part of Holdings or the Primary Stockholders, each Primary Redeemed Share shall be returned to the treasury of Holdings and shall be available for future issuance in accordance with the Certificate of Incorporation of Holdings and applicable law, and the Primary Stockholders will cease to have any rights with respect thereto.

      2.3 Additional Redemption and Purchase. On the Closing Date, Holdings shall purchase, and the Additional Stockholders shall deliver to Holdings in consideration for the Redemption Consideration, all of the Shares held by the Additional Stockholders which the Additional Stockholders wish to sell to Holdings (such Shares being sold constituting the "Additional Redeemed Stock" and such purchase of such shares constituting the "Additional Share Redemption"); and Holdings shall purchase, and the Additional Warrantholders shall sell to Holdings in consideration for the Warrant Purchase Consideration, all of those Warrants which the Additional Warrantholders wish to sell (such Warrants being sold

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constituting the "Purchased Warrants" and such purchase of such Warrant constituting the "Warrant Purchase"). Each Additional Stockholder wishing to sell Stock to Holdings and each Additional Warrantholder wishing to sell Warrants to Holdings shall, as a condition to any such sale, enter into a Joinder Agreement (a "Joinder Agreement") in the form attached hereto as
Schedule 2.3 pursuant to which each such sale and each such Additional Stockholder wishing to sell stock (upon delivery of such Joinder Agreement, a "Selling Stockholder") and Additional Warrantholder wishing to sell Warrants (upon delivery of such Joinder Agreement, a "Selling Warrantholder") shall become subject to the terms and conditions of this Agreement.

            For the purposes hereof, the Primary Stockholders and the Selling Stockholders shall hereinafter be referred to as the "Redeeming Stockholders;" the Primary Redeemed Shares and the Additional Redeemed Stock shall hereinafter be referred to as the "Redeemed Shares;" and the Primary Redemption, the Additional Share Redemption and the Warrant Purchase shall hereinafter be referred to as the "Redemption and Purchase."

      2.4 The Closing. The closing of the transactions described herein (the "Closing") shall take place as soon as practicable following the satisfaction of all conditions set forth in Article 7 of this Agreement (the date upon which the Closing occurs, being referred to herein as the "Closing Date") at the offices of McDermott, Will & Emery, 50 Rockefeller Plaza, New York, New York 10020 or at such other place in the City of New York as may be agreed to by the parties. The Closing shall be effective as of the close of business on the Closing Date. At the Closing, the parties shall deliver, or cause to be delivered, such certificates, receipts or other documents or instruments as are provided for in this Agreement

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and shall attend to such other matters as may be required to comply with the terms of this Agreement.

      2.5   Closing Deliveries.

            (a) Primary Stockholders. At the Closing, the Primary Stockholders shall deliver, or cause to be delivered to Holdings the following:

            (i) an opinion, dated the Closing Date, of Gibson, Dunn & Crutcher, LLP ("GDC"), counsel to the Primary Stockholders and, as to certain matters (litigation, injunctions and other governmental orders and governmental consents), to Holdings, in form reasonably satisfactory to Holdings; and

            (ii)  the terminations referred to in Section 7.2(c) below.

            (b) Redeeming Stockholders and Selling Warrantholders. At the Closing, each of the Redeeming Stockholders and the Selling Warrantholders (including, without limitation, the Primary Stockholders), as the case may be, shall deliver, or cause to be delivered, to Holdings the following as to each such Person:

                  (i)   stock certificates representing the Redeemed Shares;

                  (ii)  warrant certificates representing the Purchased
                        Warrants;

                  (iii) in accordance with Section 2.3, Joinder Agreements executed by each of the Selling Stockholders and the Selling Warrantholders (other than the Primary Stockholders);

                  (iv)  the Sellers' Releases; and

                  (v) such other documents as the Purchaser Representative and his counsel may reasonably request prior to the Closing.

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      2.6 Closing Deliveries - Holdings. At the Closing, Holdings shall deliver to the Redeeming Stockholders and Selling Warrantholders the following:

            (a) the Consideration;

            (b) an opinion, dated the Closing Date, of McDermott, Will & Emery, counsel, as to certain matters, to Holdings, in form reasonably satisfactory to the Primary Stockholders;

            (c) certified copies of resolutions adopted by the Board of Directors of Holdings authorizing the execution, delivery and performance by Holdings of this Agreement and the consummation of all transactions contemplated by this Agreement;

            (d) the Solvency Opinion referred to in Section 7.1(b) below;

            (e) a certificate of good standing of Holdings and each of the Subsidiaries issued by the Secretaries of State of the states of their incorporation and qualification;

            (f) the Holdings' Release;

            (g) the Certificate of the Chief Financial Officer of Holdings referred to in Section 7.1(d) below;

            (h) (i) all fees payable under the Consulting Agreement with the Primary Stockholders, and (ii) an amount equal to all expenses to be reimbursed pursuant to Section 6.8(a);

            (i) the agreements contemplated by Section 6.11(d); and

            (j) such other documents as the Primary Stockholders and their counsel may reasonably request prior to the Closing.

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3.    CONSIDERATION

      3.1 Redemption Consideration. At the Closing, in exchange for each of the Redeemed Shares and against delivery of a stock certificate representing such Redeemed Share, Holdings shall cause to be paid, by wire transfer of funds to the Redeeming Stockholder holding such Redeemed Share (the "Redemption Consideration"):

            (a) for each Redeemed Share of Class A Common Stock, $514.00;

            (b) for each Redeemed Share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Stated Value of such Redeemed Share plus an amount equal to any and all dividends, declared or undeclared, which have accrued but have not been paid from the date of issuance of such Redeemed Share through the Closing Date, as set forth on Schedule 3.1(b) attached hereto (which shall be updated to the Closing). The Redeeming Stockholders holding such Preferred Stock acknowledge and agree that the calculations of the Redemption Consideration for Preferred Stock set forth on
Schedule 3.1(b) constitute an accurate calculation of the stated value of such Redeemed Shares plus accrued and unpaid dividends thereon, assuming that the Closing Date is June 30, 1997.

      3.2 Purchase Consideration. At the Closing, in exchange for each Purchased Warrant and against delivery of a warrant certificate representing such Purchased Warrant, Holdings shall cause to be paid, by wire transfer of funds to each Selling Warrantholder the sum of $514.00 less the exercise price applicable to such Purchased Warrant for each share represented by such Purchased Warrant (the "Warrant Purchase Consideration" and collectively with the Redemption Consideration, the "Consideration").

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4.    REPRESENTATIONS AND WARRANTIES OF THE REDEEMING
      STOCKHOLDERS AND THE SELLING WARRANTHOLDERS

            Each Redeeming Stockholder and each Selling Warrantholder represents and warrants to Holdings and to the Non-Redeeming Stockholders and the Non-Selling Warrantholders, severally as to each such Redeeming Stockholder or Selling Warrantholder and not jointly, as follows:

      4.1 Litigation. There is no lawsuit, arbitration, action, claim, investigation hearing, charge, complaint, demand or administrative proceeding by any Person either (i) pending in any court or before any Government Authority or non-governmental body against such Redeeming Stockholder or Selling Warrantholder, (ii) to the Knowledge of such Redeeming Stockholder or Selling Warrantholder, pending in any court or before any Government Authority or non-governmental body against Holdings or (iii) to the Knowledge of such Redeeming Stockholder or Selling Warrantholder, threatened, against Holdings or such Redeeming Stockholder or Selling Warrantholder, that in any such case could reasonably be expected to have a Material adverse effect on any of the transactions contemplated by this Agreement or any Related Agreement, including any prohibition or restriction on the sale, transfer or exchange of the Redeemed Shares or the Purchased Warrants.

      4.2 Status and Authority. If such Redeeming Stockholder or Selling Warrantholder is a corporation, such Redeeming Stockholder or Selling Warrantholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. If such Redeeming Stockholder or Selling Warrantholder is a limited partnership, such Redeeming Stockholder or Selling

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Warrantholder is a limited partnership duly organized and validly existing under the laws of the jurisdiction in which it is organized. Such Redeeming
Stockholder or Selling Warrantholder has the right, power and authority (i) to own the Shares or Warrants owned by it, (ii) to execute and deliver, as applicable, this Agreement, the Sellers' Release and its Joinder Agreement (the Sellers' Release and Joinder Agreement being the "Related Agreements"), (iii) to perform its obligations hereunder and thereunder and (iv) to consummate the transactions in accordance with the terms contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by such Redeeming Stockholder or Selling Warrantholder and the consummation of the transactions in accordance with the terms contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Redeeming Stockholder or Selling Warrantholder. This Agreement and the Related Agreements have been duly executed and delivered by such Redeeming Stockholder or Selling Warrantholder and constitute the valid and binding obligations of such Redeeming Stockholder or Selling Warrantholder, enforceable against such Redeeming Stockholder or Selling Warrantholder in accordance with their terms.

      4.3   Conflicts, Consents and Approvals.

            (a) The execution, delivery and performance of this Agreement and the Related Agreements by such Redeeming Stockholder or Selling Warrantholder do not and will not result in (i) any conflict with any organizational documents of such Redeeming Stockholder or Selling Warrantholder (if such Redeeming Stockholder or Selling Warrantholder is not an individual), (ii) any breach or violation of or default under any law,

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rule, statute, regulation, judgment, order or decree or any note, bond, mortgage, agreement, deed of trust, indenture, license, permit, lease, loan agreement, contract, agreement or any other instrument or arrangement to which such Redeeming Stockholder or Selling Warrantholder is a party or by which such Redeeming Stockholder or Selling Warrantholder or its properties or assets are bound or (iii) the creation or imposition of any liens, security interests, claims, charges or encumbrances, limitations, rights of others and other encumbrances of any kind or nature whatsoever ("Liens") on the Shares or Warrants owned by the Redeeming Stockholder or Selling Warrantholder.

            (b) No consent, approval or authorization of or filing, registration, qualification, designation or declaration with, or notice to, any Government Authority or any third party is required on the part of such Redeeming Stockholder or Selling Warrantholder in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

      4.4 Shares and Warrants. Such Redeeming Stockholder or Selling Warrantholder owns the Shares and/or Warrants in the amount set forth opposite its name on Schedule B and/or Schedule C free and clear of all Liens. Except as indicated on Schedule 4.4 and except for this Agreement, such Redeeming Stockholder or Selling Warrantholder is not a party to any agreement restricting the transfer or the voting of any of the Shares or the transfer of any Warrants.

      4.5 Brokers. Such Redeeming Stockholder or Selling Warrantholder has not retained, nor has anyone acting on such Redeeming Stockholder's or Selling Warrantholder's behalf engaged, retained, or incurred any liability to, any broker, investment banker, finder

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or agent or agreed to pay any brokerage fees, commission, finder's fees or other fees with respect to the transactions contemplated hereby. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of such Redeeming Stockholder or Selling Warrantholder in such manner as to give rise to any claim for any brokerage or finder's commission, fee or similar compensation.

      4.6 Validity of Representations and Warranties. No representation or warranty of such Redeeming Stockholder or Selling Warrantholder in this Article 4 contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements in this Article 4 not misleading.

5.    REPRESENTATIONS AND WARRANTIES OF HOLDINGS

      Holdings represents and warrants to the Redeeming Stockholders and to the Selling Warrantholders as follows:

      5.1 Authorization.

            (a) Holdings has full and unrestricted right, power and authority
(i) to execute and deliver this Agreement, and every Related Agreement to which it is a party (the "Holdings Related Agreements"); (ii) to perform its obligations hereunder and under the Holdings Related Agreements; and (iii) to consummate the transactions contemplated hereby and thereby.

            (b) The execution and delivery by Holdings of this Agreement and each of the Holdings Related Agreements, and the performance by Holdings of its obligations

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hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.

            (c) This Agreement and each of the Holdings Related Agreements have been duly executed and delivered by Holdings and constitute the valid and legally binding obligations of Holdings enforceable against it in accordance with their respective terms.

      5.2 Conflicts. Neither the execution, delivery or performance by Holdings of this Agreement or of any Holdings Related Agreement, or the consummation of the transactions contemplated hereby or thereby, does or will (i) violate or contravene any provision of the Certificate of Incorporation, By-Laws or any other organizational documents of Holdings, or of any law, rule, or regulation of any governmental body or any order, decree or judgment of any court or Government Authority, (ii) violate, contravene or constitute a breach of or default under any mortgage, indenture, loan agreement, contract, note or other agreement or instrument binding upon Holdings or any of its property, (iii) result in the creation of any Lien upon any property of Holdings, or (iv) require the consent, approval or action of, or any filing with, or notice to, any Person.

      5.3 Consent of Government Authorities. No consent, approval or action of, or any filing, registration or qualification with, or notice to, any Government Authority is required in connection with the execution and delivery by Holdings of this Agreement or any Holdings Related Agreement in connection with the performance by of its obligations under this Agreement or such Holdings Related Agreement or the consummation by Holdings of the transactions contemplated hereby or thereby.

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      5.4 Brokers. Holdings has not retained, nor has anyone acting on Holdings'
behalf engaged, retained, or incurred any liability to, any broker, investment banker, finder or agent or agreed to pay any brokerage fees commission, finder's fees or other fees with respect to the transactions contemplated hereby. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Holdings in such manner as to give rise to any claim for any brokerage or finder's commission, fee or similar compensation.

      5.5 Financing Commitments. Holdings has received a written commitment from Credit Suisse First Boston Corporation ("CSFB") with respect to a senior secured credit facility in the amount of $70,000,000, and a highly confident letter from CSFB with respect to senior subordinated notes in the amount of $100,000,000 and other debt and/or equity securities in the amount of $40,000,000 (in the aggregate, the "Financing") subject in each case to the conditions and caveats contained therein (the "Financing Assurances"). Copies of the Financing Assurances are attached hereto as Schedule 5.5. It is the good faith belief of Holdings, as of the date hereof, that the Financing contemplated by this Section
5.5 will be obtained. Holdings shall use its commercially reasonable efforts to obtain all Financing required to consummate the transactions contemplated by this Agreement, including using commercially reasonable efforts to fulfill or cause to be fulfilled the conditions contained in such Financing Assurances which are within its control.

      5.6 Solvency; Surplus.

            (a) Each of Holdings and its Subsidiary Roller Bearing Corporation of America, Inc. ("RBCA") will be Solvent immediately after giving effect to (x) the

Redemption and Purchase, (y) the Financing and the application of the proceeds thereof and (z) any other transactions contemplated by this Agreement or by the agreements related to the Financing (the "Subject Transactions"). For purposes of this Agreement, "Solvent" when used with respect to either Holdings or RBCA, shall mean that, as of any date of determination, (i) the amount of the Present Fair Salable Value of its assets will, as of such date, exceed all its liabilities, contingent or otherwise, as of such date, (ii) such corporation will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) such corporation will be able to pay its debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the Subject Transactions. For purposes of the definition of "Solvent, " (A) "debt" means liability on a "claim"; and (B) "claim" means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) the right to an equitable remedy for breach or performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. The term "Solvency" shall have its correlative meaning. "Present Fair Salable Value" means the amount that may be realized if Holdings' or RBCA's aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises.

            (b) After giving effect to the Subject Transactions, including the Financing, the Present Fair Saleable Value of each of Holdings' and RBCA's assets will exceed such corporation's debt, as defined above, plus the total "capital" of such corporation, as such "capital" is determined in accordance with Section 154 of the Delaware General Corporation Law.

      5.7 California Corporations Code Section 2115. Neither Holdings nor RBCA is subject to the provisions of California Corporations Code Section 2115.

      5.8 Capitalization. Attached hereto as Schedule 5.8 is a table of the capitalization of Holdings and its consolidated subsidiaries, as presently contemplated, and after giving pro forma effect to the transactions contemplated hereby.

6.    ADDITIONAL AGREEMENTS

      6.1 Conduct of the Business. Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Holdings and the Subsidiaries will conduct their operations consistent with the ordinary and usual course of business and with past practice, and Holdings and the Subsidiaries will take all actions reasonably within their power to ensure that Holdings and the Subsidiaries, preserve intact their business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, neither Holdings nor any of the Subsidiaries will take any action so as to cause Holdings or any Subsidiary to:

            (a) amend any of their Certificates of Incorporation or Bylaws or similar charter documents;

            (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, except upon the conversion of the Series C Preferred Stock in accordance with its terms as in effect on the date hereof;

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of the Subsidiaries;

            (d) except (x) for the Financing or (y) in the ordinary course of business in respect of presently existing lines of credit, and consistent with past practices, (i) incur or assume any long-term or short-term indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

            (e) transfer any assets or liabilities to any new Subsidiary or, except in the ordinary course of business and consistent with past practice, to any Subsidiary;

            (f) grant, waive any infringement of, license or transfer, rights under any patents, patent rights, trademarks rights, trade names, trade name rights, copyrights or know-how or waive any Material rights under, terminate or Materially modify any existing Material license, lease, contract or other agreement or instrument, other than in the ordinary course of business and consistent with past practice;

            (g) except pursuant to the Financing, acquire, sell, lease, create Liens with respect to, or otherwise dispose of any Material assets outside the ordinary course of business or enter into or modify any Material commitment or transaction outside the ordinary course of business;

            (h) change the rates of compensation, commission or bonus payable, or pay or agree to pay, conditionally or otherwise, any bonus or any extra compensation, pension, severance pay or vacation pay, to any of Holdings' or any Subsidiary's employees;

            (i) acquire any assets, including any acquisition of any business enterprise, or otherwise commit to any capital expenditures, other than in the normal course of business;

            (j) discharge any liability except in the ordinary course of business consistent with past practice;

            (k) otherwise in any respect operate other than in the ordinary course of business;

            (l) except as may be required by law, take any action to terminate or amend any of its employee benefits plans;

            (m) except as contemplated by Section 6.7, change any accounting methods or policies; or

            (n) take or agree in writing or otherwise to take, any of the actions or any other action which would make any representation or warranty of Holdings contained in this Agreement untrue or incorrect in any Material respect as of the date made or as of a future date contemplated by such representation or warranty or which will have the effect of (x) causing Holdings to fail to perform any of its affirmative covenants contained in this Agreement or in any Related Agreement, or (y) causing Holdings to violate any negative covenant contained in this Agreement or in any Related Agreement; or

            (o) enter into any agreement or make any commitments to take any of the types of action described in subsections (a) through (n) above.

      6.2 Actions of Redeeming Stockholders and Selling Warrantholders.

            (a) None of the Redeeming Stockholders or Selling Warrantholders shall take any action, or fail to take any reasonable action, which shall have the effect of causing (i) a representation or warranty of such Redeeming Stockholder or Selling Warrantholder contained in this Agreement or any Related Agreement to fail to be true, (ii) such Redeeming Stockholder or Selling Warrantholder to fail to perform any of its positive covenants contained in this Agreement or in any Related Agreement, or (iii) such Redeeming Stockholder or Selling Warrantholder to take any action that violates any of its negative covenants contained in this Agreement or in any Related Agreement.

            (b) None of the Redeeming Stockholders shall take any action in its capacity as a stockholder of Holdings, which shall have the effect of causing
(i) a representation or warranty of Holdings contained in this Agreement or any Related

Agreement to fail to be true, (ii) Holdings to fail to perform any of its positive covenants contained in this Agreement or in any Related Agreement, or
(iii) Holdings to take any action that violates any of its negative covenants contained in this Agreement or in any Related Agreement.

            (c) Whether or not the Redemption and Purchase is deemed to be a "tender offer" within the meaning of Section 14(e) of the Securities Exchange Act of 1934, as amended, Holdings will:

                  (i) distribute to each Additional Stockholder disclosure materials containing (A) a description of the materials terms of the offer to redeem the Shares and to purchase the Warrants, (B) a copy of this Agreement, (C) a description of the proposed Financing transactions, (D) historical financial statements of the Company for the fiscal years ended March 28, 1992, March 27, 1993, March 26, 1994, March 25, 1995 and March
      31, 1996, (E) pro forma financial statements of the Company for the fiscal year ended March 29, 1997, (F) a description of the federal income tax considerations of the Redemption and Purchase, (G) a description of the risks associated with the general corporation laws and the fraudulent conveyance laws of the State of Delaware, (H), a copy of the Joinder Agreement and the procedure for executing and delivering such document to Holdings (I) one or more execution copies of the Joinder Agreement and (J) any other information necessary to comply with Section 6.2(c)(ii);

                  (ii) ensure that the disclosure materials described in Section 6.2(c)(i) shall not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements made therein not misleading;

                  (iii) keep open the offer to redeem the Additional Shares and to purchase the Additional Warrants for a reasonable period of time; and

                  (iv) inform each Additional Stockholder in writing of any material amendment of this Agreement or modification of the terms and conditions of the offer to redeem the Additional Shares and to purchase the Additional Warrants and keep open the offer to redeem the Additional Shares and to purchase the Additional Warrants for a reasonable period of time after any such amendment or modification.

      6.3 Meetings of Stockholders of Holdings and the Subsidiaries. Holdings and the Redeeming Stockholders and Selling Warrantholders agree that, should any vote of stockholders of Holdings or any Subsidiary be required by applicable law or determined to be advisable in respect of the transactions contemplated hereby, such parties shall vote all shares of stock of any class or series of Holdings and the Subsidiaries in favor of proceeding with such transactions, and agree to call any meetings required for such purpose; provided, however, that the ultimate votes in respect of the within transactions and the Financing shall be undertaken in accordance with Section 6.4 below; and provided, further, that the Redeeming Stockholders and Selling Warrantholders shall not be required to vote any Shares in favor of matters (a) which would be Materially adverse to the interests of such Redeeming Stockholder or Selling Warrantholder if the Closing does not occur, (b) which would Materially adversely affect its rights under this Agreement or any Related Agreement or (c) which would Materially adversely affect its rights as a stockholder or warrantholder except as otherwise contemplated by this Agreement or any Related Agreement.

      6.4 Closing Authorizations. In the event that there is a change in the composition of the Board of Directors of Holdings or any Subsidiary prior to the Closing or the termination of this Agreement, the Redeeming Stockholders shall vote their respective shares in Holdings as may be necessary to approve, execute, deliver and, if necessary, ratify this Agreement, the Related Agreements and the Financing and as may otherwise be necessary in order to complete Closing, including, without limitation, electing additional or replacement directors.

      6.5 The Purchaser Representative; Authority to Act on Behalf of Holdings; Enforcement.

            (a) The Purchaser Representative shall act as the representative of the Non-Redeeming Stockholders and Non-Selling Warrantholders for the purposes of this Agreement, and in respect of the transactions contemplated hereby.

            (b) In connection with pursuing the transactions contemplated hereby on behalf of Holdings, including the Financing, the Purchaser Representative and his designated agents and representatives shall have the express authority to act on behalf of Holdings and to represent and hold themselves out to third parties as having such authority; provided, however, (i) the Purchaser Representative shall keep the Primary Stockholders reasonably informed of the status of all discussions respecting the Financing; (ii) the Purchaser Representative shall not enter into any binding commitments with respect to the Financing (A) which will survive the termination of this Agreement if the Closing does not occur or (B) which (x) differ Materially and in a manner adverse to Holdings from those terms set forth in the Financing Assurances and (y) in the reasonable opinion of the Primary Stockholders, by reason of such differences, Materially and adversely affect the Solvency of Holdings; (iii) the Purchaser Representative shall not enter into any binding commitments in respect of the Financing that would commit Holdings to complete such Financing unless the aggregate proceeds thereof are sufficient to complete the Redemption and Purchase; and (iv) the Purchaser Representative shall not enter into any binding commitments with respect to the Financing which will subject the Primary Stockholders to any liability under applicable federal or state securities laws. Without limiting the generality of the foregoing, the Primary Stockholders acknowledge that Holdings has entered into an engagement arrangement with CSFB in connection with which CSFB has been retained to arrange the Financing. The Primary Stockholders hereby consent to such engagement in the form attached hereto as Schedule 6.5.

            (c) Notwithstanding anything contained herein to the contrary, and without limiting the generality of the provisions of Section 8 below, neither Holdings, nor any of the Stockholders (including the Redeeming Stockholders and the Selling Warrantholders) shall have any rights of recourse of any kind or nature whatsoever against the Purchaser Representative on account of this Agreement or the Related Agreement or the transactions contemplated hereby or thereby, (i) regardless of whether or not the Closing occurs, and (ii) if the Closing does not occur, regardless of the reason therefor, and (iii) if the Closing does not occur, regardless of the nature of the Purchaser Representative's actions or omissions in connection therewith.

            (d) The parties hereto acknowledge that after the Redemption and Purchase, the Non-Redeeming Stockholders and the Non-Selling Warrantholders shall be the primary holders of all outstanding equity interests in Holdings and that they, therefore, will ultimately benefit by virtue of the transactions contemplated thereby. Pursuant thereto, each of Holdings, the Redeeming Stockholders and the Selling Warrantholders hereby acknowledges and confirms that the Non-Redeeming Stockholders and the Non-Selling Warrantholders are ultimate beneficiaries of the transactions contemplated hereby. Therefore, each of Holdings, the Redeeming Stockholders and the Selling Warrantholders hereby grant to the Purchaser Representative, in the capacity of representative of the Non-Redeeming Stockholders and Non-Selling Warrantholders, the right to enforce the obligations of Holdings, the Redeeming Stockholders and the Selling Warrantholders hereunder, insofar as such obligations relate to the consummation of the Redemption and Purchase. Without limiting the generality of the foregoing, and in recognition of the possibility that remedies of law may be inadequate, the Purchaser Representative shall be entitled to seek and obtain injunctive or other equitable relief on behalf of the Non-Redeeming Stockholders and the Non-Selling Warrantholders in order to effect and enforce the obligation of all of the parties hereto to consummate the Redemption and Purchase. Such actions by the Purchaser Representative may be to compel performance hereof by Holdings or, on behalf of Holdings, to compel performance by the Redeeming Stockholders and Selling Warrantholders.

      6.6   Cooperation.

            (a) The Primary Stockholders shall cooperate with CSFB as may be reasonably requested by CSFB in connection with the arrangement of the Financing.

Pursuant thereto, Holdings, the Subsidiaries and the Primary Stockholders hereby authorize the Purchaser Representative, in his capacity as an officer of Holdings and the Subsidiaries, to pursue the arrangement of the Financing in such fashion as is, and subject to Section 6.5(b)(ii), (iii) and (iv), on such terms as are, acceptable to the Purchaser Representative in such capacity.

            (b) Between the date hereof and the Closing, Holdings will give the Purchaser Representative and its authorized representatives (including CSFB), and potential sources of the Financing and their authorized representatives, access during normal business hours to all facilities, books and records of Holdings and the Subsidiaries as the Purchaser Representative and its authorized representatives may reasonably request; will permit the Purchaser Representative, potential sources of the Financing and their respective authorized representatives to make such inspections as they may reasonably require; and will cause its officers and those of the Subsidiaries to furnish the Purchaser Representative, potential sources of the Financing and their respective authorized representatives with such financial and operating data and other information with respect to the business and properties of Holdings and the Subsidiaries as the Purchaser Representative may from time to time reasonably request.

      6.7 1997 Financial Statements. The Purchaser Representative has notified Holdings and the Primary Stockholders that it wishes to institute the changes set forth on Schedule 6.7 to Holdings' accounting methods effective with the financial statements covering the fiscal year ended March 29, 1997 (the "1997 Financial Statements") and certain prior periods. Pursuant thereto, (i) unless otherwise approved by the Primary Stockholders,

Holdings shall not issue its 1997 Financial Statements prior to the Closing Date, (ii) Holdings shall instruct its employees and accountants to cooperate with the Purchaser Representative in preparing the 1997 Financial Statements with the changes in accounting methods designated by the Purchaser Representative, and (iii) concurrently with the Closing (or earlier, but only with the approval of the Primary Stockholders), Holdings shall issue the 1997 Financial Statements with such changes in accounting methods included therein. If for any reason the Closing is not consummated by June 30, 1997, Holdings shall be free to issue the 1997 Financial Statements with or without such changes in accounting methods as it deems appropriate, without regard to the foregoing.

      6.8   Payment of Expenses.

            (a) Holdings shall reimburse each of the Primary Stockholders for, or at the request of either Primary Stockholder directly satisfy, the following amounts in respect of the expenses of such parties in connection with the negotiation of this Agreement and the Related Agreements, the consummation of the Redemption and Purchase and otherwise in connection with the transactions contemplated by this Agreement:

                  (i) if the transactions contemplated by this Agreement are not consummated, up to $150,000 in reasonable legal fees actually incurred by such parties, to GDC, plus GDC's actual out-of-pocket disbursements,

                  (ii) if the transactions contemplated by this Agreement are consummated, a fixed amount of $200,000 payable to GDC in respect of all of its fees and disbursements.

            (b) If (i) the transactions contemplated by this Agreement are consummated or (ii) the transactions contemplated by this Agreement are not consummated because of the failure of a condition set forth in Section 7, Holdings shall satisfy all reasonable out-of-pocket expenses (including fees and expenses) actually incurred by it or by the Non-Redeeming Stockholders and Non-Selling Warrantholders in connection with the transactions contemplated by this Agreement (including the arrangement of the Financing). Following the date hereof, the Purchaser Representative shall provide Holdings with a reasonable budget for all such expenses. Holdings' present good faith estimate of the dollar amount of such expenses is $1,000,000 in the aggregate.

      6.9 Public Announcements. The Purchaser Representative, Holdings and the Primary Stockholders will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or compulsory legal process or by obligations pursuant to any listing agreement with any national securities exchange.

      6.10  Directors' and Officers' Insurance, Indemnification.

            (a) Holdings agrees that all rights to indemnification now existing or thereafter arising at or prior to Closing in favor of the present or former directors or officers of Holdings, together with such other directors of Holdings as may be acting as such prior to the Closing, as provided in its Certificate of Incorporation or Bylaws as in effect on the date thereof or pursuant to other agreements in effect on the date thereof (it being understood that between the date hereof and the Closing Date, Holdings shall enter into indemnification agreements in the form provided by the Primary Stockholders to Holdings prior to the date hereof with all persons who have served as directors or officers of Holdings or any Subsidiary at any time during 1997) shall survive the termination of this Agreement, the consummation of the transaction contemplated by this Agreement and the Closing, and continue in full force and effect until the expiration of the applicable statute of limitations periods, provided that, in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

            (b) Holdings shall, regardless of whether the transactions contemplated by this Agreement are effected, indemnify and hold harmless to the fullest extent permitted under applicable law and under its Certificate of Incorporation, Bylaws and any other agreement in effect on the date hereof (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), all of the present and former officers and directors of Holdings and the Subsidiaries, such other officers and directors of Holdings and the Subsidiaries as may be acting as such prior to the Closing and all of the Stockholders (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring with respect to the transactions contemplated by this Agreement (other than any of the above arising from the breach by such Indemnified Party of any representation, warranty or covenant contained in this Agreement, any Related Agreement or any Financing Assurance). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing), if Holdings has the financial capacity to pay all monies due under this Section
6.10 and such payment is not prohibited by compulsory legal process, Holdings shall have the right to assume the defense thereof, except that if Holdings elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which may raise conflicts of interest between Holdings and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Holdings shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided, however, that Holdings shall pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and provided, that Holdings shall not be liable for any settlement effected without its prior written consent, and provided further that Holdings shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Holdings thereof, but the failure to so notify shall not relieve Holdings of any liability it may have to such Indemnified Party if such failure does not Materially prejudice Holdings as the indemnifying party. The parties intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 6.10 shall apply to negligent acts or omissions by the Indemnified Parties. If such indemnify is not available with respect to any Indemnified Party, then Holdings and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

            (c) In the event any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced by a third party whether before or after the Closing, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

            (d) The Indemnified Parties shall be deemed to be third party beneficiaries of, and shall have the legal right to enforce, the provisions of this Section 6.10.

      6.11  Reasonable Efforts; Consents.

            (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take or cause to be taken all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

            (b) Holdings, the Purchaser Representative and the Redeeming Stockholders and Selling Warrantholders each will use its reasonable efforts to obtain consents of all third parties and Government Authorities necessary to the consummation of the transactions contemplated by this Agreement.

            (c) Subject to the review and approval of the Primary Stockholders (which approval shall not be unreasonably delayed or withheld), Holdings shall, at its sole expense, take all actions necessary to ensure that the transactions contemplated by this Agreement comply with all applicable state environmental laws regarding the transfer of real property, including, without limitation, the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the Connecticut Transfer Act, as amended, Conn. Gen. Stat. Sec. 22a-134 et seq. (collectively, the "Transfer Statutes"). Holdings shall indemnify and hold harmless the Primary Stockholders for all Damages incurred by the Primary Stockholders as a result of the failure of Holdings to secure any consents from any Government Authorities required under the Transfer Statutes. As used in this
Section 6.11, "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation, reasonable costs, fees and expenses of attorneys, accountants and other agents of Holdings.

            (d) Holdings shall use its commercially reasonable efforts to obtain a written agreement, signed by each of the Non-Redeeming Stockholders and Non-Selling Warrantholders, and shall be obligated to obtain a written agreement signed by the Purchaser Representative in his individual capacity, in each case agreeing to waive any and all rights under any circumstances to unwind the Redemption and Purchase or otherwise to seek to obtain a return of any or all of the Consideration, whether on a theory that the Redemption and Purchase constituted, or resulted in, a fraudulent conveyance under applicable law, the Redemption and Purchase violated Section 174 of the Delaware General Corporation Law, or otherwise.

      6.12 Notification of Certain Matters. The parties hereto each agree to give prompt notice to each other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any Material respect at any time from the date hereof to the Closing, (ii) any Material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and (iii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

      6.13 No Solicitation. From the date hereof through the earlier to occur of
(i) the Closing Date, and (ii) the termination of this Agreement in accordance with its terms, neither Holdings nor any of the Subsidiaries nor any of the Redeeming Stockholders or Selling Warrantholders shall directly or indirectly, including through any third-party intermediaries, representatives, investment bankers, or the like, engage in any Shopping Activities (as defined below). "Shopping Activities" shall mean any and all activities having the direct or indirect intent or possible effect of leading to a transaction involving either
(A) a sale of all or substantially all of the assets of Holdings (or of Holdings and the Subsidiaries taken as a whole) or such portion of the Shares as may constitute control of Holdings (or of the Subsidiaries), or (B) a recapitalization of the Holdings (a "Third Party Transaction"). In connection therewith, neither Holdings nor any Subsidiary, nor any Redeeming Stockholder or Selling Warrantholder shall directly or indirectly
(i) solicit any inquiries respecting a Third Party Transaction, (ii) respond to any inquiries respecting a Third Party Transaction other than to indicate that no such Transaction will be considered during the period covered by this Section 6.13, (iii) engage any intermediary to act in any fashion in respect of a Third Party Transaction, or (iv) otherwise undertake any activities that could reasonably be expected to lead to a Third Party Transaction.

      6.14 Indemnification of Redeeming Stockholders and Selling Warrantholders. Holdings shall, from and after the Closing, indemnify and hold harmless to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), the Redeeming Stockholders and the Selling Warrantholders against the amount of any portion of the Consideration returned to Holdings, together with related costs or expenses (including attorneys' fees) by virtue of judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to a breach of the representation and warranty contained in
Section 5.6 of this Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing), if Holdings has the financial capacity to pay all monies due under this Section 6.14 and such payment is not prohibited by compulsory legal process, Holdings shall have the right to assume the defense thereof, except that if Holdings elects not to assume such defense or counsel for the Redeeming Stockholders and Selling Warrantholders advises that there are issues which may raise conflicts of interest between Holdings and the Redeeming Stockholders and Selling Warrantholders, the Redeeming Stockholders and Selling Warrantholders may retain counsel satisfactory to them, and Holdings shall pay all reasonable fees and expenses of such counsel for the Redeeming Stockholders and Selling Warrantholders promptly as statements therefor are received, provided, however, that Holdings shall pay for only one firm of counsel for all Redeeming Stockholders and Selling Warrantholders in any jurisdiction unless the use of one counsel for such Redeeming Stockholders and Selling Warrantholders would present such counsel with a conflict of interest and provided, that Holdings shall not be liable for any settlement effected without its prior written consent, and provided further that Holdings shall not have any obligation hereunder to any Redeeming Stockholders and Selling Warrantholders when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Redeeming Stockholders and Selling Warrantholders in the manner contemplated hereby is prohibited by applicable law. Any Redeeming Stockholders and Selling Warrantholders wishing to claim indemnification under this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Holdings thereof, but the failure to so notify shall not relieve Holdings of any liability it may have to such Redeeming Stockholders and Selling Warrantholders if such failure does not Materially prejudice Holdings as the indemnifying party. If such indemnify is not available with respect to any Redeeming Stockholders and Selling Warrantholders, then Holdings and the Redeeming Stockholders and Selling Warrantholders shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

      6.15  Draft of Solvency Opinion; Access; Supporting Materials.

            (a) Not later than three (3) days prior to the Closing Date, Holdings shall cause to be delivered to the Primary Stockholders a substantially complete draft of the Solvency Opinion prepared by Houlihan, Lokey, Howard & Zukin or by such other valuation consultant reasonably approved in writing by the Primary Stockholders (the "Valuation Consultant").

            (b) Holdings shall instruct the Valuation Consultant to make available to the Primary Stockholders all materials provided to the Valuation Consultant by Holdings to assist the Valuation Consultant in preparing the Solvency Opinion.

            (c) Holdings shall make available to the Primary Stockholders such other materials reasonably accessible to it as may be necessary or, in the reasonable discretion of the Primary Stockholders, desirable, to evaluate the Solvency Opinion or any of the materials made available pursuant to Section 6.15(b). Without limiting the foregoing, Holdings shall distribute to designated representatives of the Primary Stockholders draft copies of the Confidential Memorandum under preparation by Holdings in connection with the Financing on or after May 23, 1997 as such drafts are generally distributed to the parties involved in the preparation of such Confidential Memorandum and shall invite designated representatives of the Primary Stockholders to attend as observers all drafting sessions respecting such Confidential Memorandum.

7.    CONDITIONS PRECEDENT

      7.1 Conditions Precedent to Obligations of Redeeming Stockholders and Selling Warrantholders. The obligations of the Redeeming Stockholders and the Selling Warrantholders to consummate the Redemption and Purchase are subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Holdings contained in
Section 5 hereof shall be true and correct in all Material respects at and as of the Closing;

            (b) Holdings shall have delivered (i) to the Redeeming Stockholders and the Selling Warrantholders a so-called "Solvency Opinion" with respect to each of Holdings and RBCA (the "Solvency Opinion") dated the Closing Date, addressed to the Redeeming Stockholders and Selling Warrantholders, containing the "Opinion" described in paragraph 2 of the proposed engagement letter attached hereto as Schedule 7.1(b) and otherwise in form and substance reasonably satisfactory to the Primary Stockholders and (ii) to the current and former directors of Holdings and RBCA, a reliance letter entitling each of them to rely on such Solvency Opinion;

            (c) Holdings and the Subsidiaries shall have delivered to each of the Redeeming Stockholders and Selling Warrantholders a release of any and all claims (other than claims arising out of or relating to the rights of Holdings under this Agreement and the Related Agreements or, in the case of Redeeming Stockholders and Selling Warrantholders other than the Primary Stockholders, claims arising out of or relating to any past or present employment of such Person with Holdings or the Subsidiaries) whether matured or contingent, known or unknown, in the form attached hereto as Schedule 7.1(c) (the "Holdings' Release");

            (d) There shall have been delivered a certificate of the Chief Financial Officer of Holdings and RBCA, solely in his capacity as such and with no personal recourse to such officer, dated the Closing Date, to the effect that
(i) each such corporation is Solvent (as defined in Section 5.6(a)) immediately after giving effect to the Subject Transactions and (ii) after giving effect to the Subject Transactions, the Present Fair Saleable Value of each of Holdings' and RBCA's assets exceeds its "debt" (as such term is defined in Section 5.6(a)), plus the total "capital" of such corporation, as such "capital" is determined in accordance with Section 154 of the Delaware General Corporation Law;

            (e) Holdings shall have performed in all Material respects its obligations under this Agreement required to be performed at or prior to the Closing;

            (f) No Government Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which has the effect of prohibiting consummation of the Redemption and Purchase;

            (g) All fees and expenses owing to GDC for services rendered to Holdings and the Subsidiaries other than in respect of the transactions contemplated hereby shall have been paid; provided that Holdings shall have received billings with respect to all matters thereto on or before June 15, 1997 and shall have approved such billings for payment after having had a reasonable opportunity to discuss such fees and expenses with GDC; and provided, further, that Holdings acknowledges that the fees and expenses due and owing through February 28, 1997 are $19,960.91 and shall be responsible for no additional fees and expenses to GDC in respect of such period.

            (h) All outstanding fees and billings in respect of the Consulting Agreement with the Primary Stockholders shall have been paid by wire transfer to an account designated by the Primary Stockholders; provided, further, that the expenses set forth on Schedule 7.1(h) are all such expenses due and owing through April 30, 1997; and

            (i) All consents necessary to undertake the Redemption and Purchase shall have been obtained.

      7.2 Conditions Precedent to Obligations of Holdings. The obligations of Holdings to consummate the Redemption and Purchase with respect to each Redeeming Stockholder or Selling Warrantholder are subject to the satisfaction at or prior to the Closing of each of following conditions; provided that Holdings shall have no obligation to consummate the Redemption and Purchase with respect to any Redeeming Stockholder or Selling Stockholder unless and until each of such conditions shall have been satisfied with respect to the Primary
Stockholders:

            (a) The representations and warranties of such Redeeming Stockholder or such Selling Warrantholders contained in Section 4 hereof shall be true and correct in all Material respects at and as of the Closing;

            (b) Such Redeeming Stockholder or Selling Warrantholder shall have delivered to Holdings and the Purchaser Representative a release of any and all claims (other than claims arising out of or relating to the rights of such Redeeming Stockholder or Selling

Warrantholder under this Agreement and the Related Agreements or, in the case of Redeeming Stockholders and Selling Warrantholders other than the Primary Stockholders, claims arising out of or relating to any past or present employment of the Redeeming Stockholders or Selling Warrantholders with Holdings or the Subsidiaries), whether matured or contingent, known or unknown, from and after the Closing (the "Sellers' Releases") in the form attached hereto as
Schedule 7.2(b);

            (c) The Primary Stockholders and their respective Affiliates shall have fully and indefeasibly terminated all contractual relationships with Holdings and/or the Subsidiaries (including that certain Third Amended and Restated Consulting Agreement, dated as of October 30, 1996 (the "Consulting Agreement")); provided, however, that the indemnity provided by Section 14 of the Consulting Agreement shall survive the termination thereof in accordance with its terms.

            (d) Such Redeeming Stockholder or Selling Warrantholder shall have performed in all Material respects its obligations under this Agreement required to be performed by it at or prior to the Closing;

            (e) No Government Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of prohibiting consummation of the Redemption and Purchase or the provision of the Financing necessary for such transaction;

            (f) All consents necessary to undertake the Redemption and Purchase and to conduct the businesses of Holdings and the Subsidiaries after the Closing Date in a manner consistent with that as conducted by Holdings and the Subsidiaries prior to the Closing Date shall have been obtained, except for such consents the failure of which to have been so obtained would not, individually or in the aggregate, Materially adversely affect the businesses of Holdings and the Subsidiaries after the Closing Date or the transactions contemplated by this Agreement; and

            (g) The Financing shall have been consummated on terms and conditions satisfactory to the Purchaser Representative (provided that the terms set forth on Schedule 7.2(g) hereto, or more favorable terms (taken as a whole), shall be deemed to be satisfactory) so as to provide sufficient funds to effect the Redemption and Purchase; provided, however, the Purchaser Representative, on behalf of Holdings shall not have the right to elect not to consummate the Financing unless either (i) the terms thereof are not satisfactory, as aforesaid, or (ii) despite its commercially reasonable efforts, it is unable to satisfy one or more conditions to the consummation of the Financing contemplated by the Financing Assurances and by reason of such failure, the financial institutions providing such Financing shall elect not to consummate such Financing.

8.    SURVIVAL; RECOURSE

      8.1 Survival. Except for the warranties and representations of the Redeeming Stockholders and Selling Warrantholders set forth in Section 4 hereof (other than the first two sentences of Section 4.2) and of Holdings set forth in
Section 5 hereof, and the covenants set forth in Sections 6.8, 6.9, 6.10, 6.11 and 6.14 and Section 10 hereof, which warranties, representations and covenants shall survive the Closing and the consummation of the transactions contemplated by this Agreement (or the earlier termination hereof), the warranties, representations and covenants of Holdings, the Redeeming Stockholders and the Selling Warrantholders contained in this Agreement or in any Related Agreement shall not survive the Closing and the consummation of the transactions contemplated hereby.

      8.2 Recourse. Except as set forth below, none of the Purchaser Representative, Holdings, or any Redeeming Stockholder or Selling Warrantholder shall be subject to any recourse of any kind or nature to any other Person (including without limitation each other or any Non-Redeeming Stockholder or Non-Selling Warrantholder) on account of the transactions contemplated hereby:

            (a) A Redeeming Stockholder and a Selling Warrantholder shall be subject to recourse after the Closing on account of any breach of a representation or warranty by it under Section 4 hereof (other than the first two sentences of Section 4.2); provided that the maximum liability of such Redeeming Stockholder or Selling Warrantholder shall be the total amount of Consideration received by it.

            (b) Holdings shall be subject to recourse to a Redeeming Stockholder or a Selling Warrantholder on account of a breach by it of a representation or warranty under Section 5 hereof, and pursuant to its indemnification obligations under Sections 6.10 and 6.14.

            (c) As set forth in Section 6.5(d) above, the Purchaser Representative shall have the right to seek recourse against Holdings and any Redeeming Stockholder and Selling Warrantholder on account of the failure by any one of them prior to the Closing to satisfy its respective obligations under
Section 6 hereof, as well as to consummate the Redemption and

Purchase. Further, and as set forth in such Section 6.5, the Purchaser Representative shall have the right to obtain injunctive relief in respect of any such violation.

9.    TERMINATION; AMENDMENT; WAIVER

      9.1 Termination. This Agreement may be terminated and the Redemption and Purchase may be abandoned at any time prior to the Closing;

            (a) by written consent of the Purchaser Representative and each Primary Stockholder; or

            (b) by the Primary Stockholders if the parties providing the Financing shall not have provided, on or before June 27, 1997, a written commitment, in form and substance as to the commitment itself and not as to the terms of the financing (subject to Section 6.5(b)) reasonably satisfactory to the Primary Stockholders, to consummate the Financing on or before June 30, 1997; or

            (c) by the Purchaser Representative, the Primary Stockholders or Holdings if the Closing shall not have occurred on or before June 30, 1997; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

      9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, partners or stockholders, other than as set forth in Sections 6.8, 6.10 and 8.2 above.

      9.3 Amendment and Waivers. This Agreement may be amended and any provision hereof may be waived by Holdings (but in either case only with the consent of the Purchaser Representative) and the Primary Stockholders at any time by execution of a written instrument signed on behalf of such parties and upon notice to any other Redeeming Stockholders and Selling Warrantholders; provided that, notwithstanding the provisions of this Section 9.3, upon receipt of such notice, any other Redeeming Stockholder or Selling Warrantholder may terminate its obligations hereunder in accordance with the terms of its Joinder Agreement.

      9.4 Extension; Waiver. At any time prior to the Closing, the parties may
(i) extend the time for the performance of any of the obligations to other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties continue herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.   MISCELLANEOUS

      10.1 Notices. Any notice, request, instruction, or other communication to be given hereunder by any party to another shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by telecopier (transmission confirmed), certified or registered mail (return receipt requested), postage prepaid, or by overnight express service, addressed to the respective party or parties at the following addresses:

If to the Non-Redeeming Stockholders and Non-Selling Warrantholders:

                              Michael J. Hartnett, as
                              Purchaser Representative
                              c/o Roller Bearing Holding Company, Inc.
                              60 Round Hill Road
                              P.O. Box 430
                              Fairfield, Connecticut 06430-0430
                              Telecopier: 203-256-0775

with a copy (which shall
not constitute notice) to:    C. David Goldman, Esq.
                              McDermott, Will & Emery
                              50 Rockefeller Plaza
                              New York, New York 10020
                              Telecopier: 212 547-5444

If to Holdings:               Roller Bearing Holding Company, Inc.
                              60 Round Hill Road
                              P.O. Box 430
                              Fairfield, Connecticut 06430-0430
                              Telecopier: 203-256-0775
                              Attention: Michael J. Hartnett

with a copy (which shall
not constitute notice) to:    C. David Goldman, Esq.
                              McDermott, Will & Emery
                              50 Rockefeller Plaza
                              New York, New York 10020
                              Telecopier: 212-547-5444

                        and   Bruce D. Meyer, Esq.
                              Gibson, Dunn & Crutcher LLP
                              333 South Grand Avenue
                              Los Angeles, CA  90071
                              Telecopier: 213-229-7000

If to the Primary
Stockholders:                 c/o Aurora Capital Partners, L.P.
                              1800 Century Park East
                              Suite 1000
                              Los Angeles, CA  90067
                              Telecopier: 310-277-5591
                              Attention: Richard K. Roeder
with a copy (which shall
not constitute notice) to:    Bruce D. Meyer, Esq.
                              Gibson, Dunn & Crutcher LLP
                              333 South Grand Avenue
                              Los Angeles, CA  90071
                              Telecopier: 213-229-7000

and to any other Redeeming Stockholder or Selling Warrantholder at such address for notice as may be set forth in the Joinder Agreement executed by such Redeeming Stockholder or Selling Warrantholder or to such other address or addresses as any party may designate to the others by like notice as set forth above. Any notice given hereunder shall be deemed given and received on the date of hand delivery or transmission by telecopier, or three (3) days after mailing by certified or registered mail or one (1) day after delivery to an overnight express service for next day delivery, as the case may be.

      10.2 Further Assurances. At any time and from time to time after the Closing, at the request of any party and without further consideration, the other parties hereto shall execute and deliver such other instruments of sale, conveyance, transfer, lease, assignment, assumption and confirmation, and take such other action, as the requesting party may reasonably deem necessary or desirable, in order to carry out and implement more effectively the provisions and purposes of this Agreement.

      10.3 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby. There are no agreements, representations, warranties or covenants with respect to the transactions contemplated herein other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to the subject matter herein.

      10.4 Captions. The captions of the various Articles, Sections and Schedules of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

      10.5 No Third Party Beneficiary. Except as otherwise specifically set forth herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, and successors, any rights or remedies under or by reason of this Agreement.

      10.6 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

      10.7 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or any Related Agreement shall be resolved by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court. The arbitrator shall be determined by the mutual agreement of Primary Stockholders, on the one hand, and the Purchaser Representative, on the other hand. In the event Primary

Stockholders and the Purchaser Representative are unable to agree on an arbitrator, the Primary Stockholders shall appoint an arbitrator and the Purchaser Representative shall appoint one arbitrator and the two arbitrators so chosen shall appoint a third, neutral arbitrator. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be shared equally; provided, however, that the arbitrator may assess as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) of the prevailing party against the losing party.

      10.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS OF SUCH STATE.

      10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Holdings, and the Non-Redeeming Stockholders and the Non-Selling Warrantholders may assign any or all of their rights, interests and obligations hereunder as security for obligations to any Person providing Financing to such parties in connection with the Redemption and Purchase and except that Holdings or any Primary Stockholder may assign its rights under this Agreement provided (i) that notice of such assignment is provided, as applicable, to Holdings, the Purchaser Representative and each of the Primary Stockholders not more than two (2) days after such assignment and (ii) that Holdings or such Redeeming Stockholder shall not be released from any of its obligations hereunder by reason of such assignment.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      10.10 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense except to the extent otherwise provided in Section 6.8.

      10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      IN WITNESS WHEREOF, the parties hereto have executed this Redemption and Warrant Purchase Agreement on this 20th day of May, 1997.

                                     ROLLER BEARING HOLDING
                                     COMPANY, INC.

                                     By:     ______________________
                                     Name:   Michael J. Hartnett
                                     Title:  President

                                     RBC EQUITY PARTNERS, L.P.
                                     By: TRIBOS Management Company, Inc.,
                                             its General Partner

                                     By:     ______________________
                                             Gerald L. Parsky
                                             President

                                     PRBC INVESTMENT PARTNERS, L.P.
                                     By:     PRBC Management Company, Inc.,
                                             its General Partner

                                     By:     ______________________
                                             Richard K. Roeder
                                             Vice President

                                     PURCHASER REPRESENTATIVE

                                     By:     _______________________
                                             Michael J. Hartnett

                                AMENDMENT NO. 1

                           Dated as of June __, 1997



      AMENDMENT by and among ROLLER BEARING HOLDING COMPANY, INC., a Delaware corporation, CERTAIN STOCKHOLDERS OF ROLLER BEARING HOLDING COMPANY, INC. and MICHAEL J. HARTNETT, AS PURCHASER REPRESENTATIVE.

      PRELIMINARY STATEMENTS:

      A. The parties hereto have entered into a Redemption and Warrant Purchase Agreement dated as of May 20, 1997 (the "Purchase Agreement"; the capitalized terms defined therein being used herein as therein defined unless otherwise defined herein).

      B. The parties hereto have agreed to amend the Purchase Agreement as hereinafter set forth.

      SECTION 1. Amendments. The Purchase Agreement is, effective as of the date hereof, hereby amended as follows:

      (a) Section 2.1 of the Purchase Agreement is amended and restated to read in full as follows:

      2.1 Redemption. Subject to the terms and conditions contained herein, on the Closing Date, Holdings shall purchase and the Primary Stockholders shall deliver to Holdings in consideration for the Redemption Consideration, the Primary Redeemed Shares (the "Primary Redemption").

      (b) The form of the Holdings' Release attached to the Purchase Agreement as Schedule 7.1(c) is hereby replaced with the form of Holdings' Release attached hereto as Schedule 7.1(c).

      SECTION 2. Reference to and Effect on the Purchase Agreement.

      (a) On and after the date hereof each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import and each reference in any other document to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as amended hereby.

      (b) Except as specifically amended above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                             ROLLER BEARING HOLDING
                                  COMPANY, INC.

                                     By:     ______________________
                                     Name:   Michael J. Hartnett
                                     Title: President


                                     RBC EQUITY PARTNERS, L.P.
                                     By:     TRIBOS Management Company, Inc.,
                                             its General Partner


                                     By:     ______________________
                                     Name:
                                     Title:


                                     PRBC INVESTMENT PARTNERS, L.P.
                                     By:     PRBC Management Company, Inc.,
                                             its General Partner


                                     By:     ______________________
                                     Name:
                                     Title:


                                     PURCHASER REPRESENTATIVE



                                     By:     _______________________
                                             Michael J. Hartnett